C. H. DEAN & ASSOCIATES, INC.

DEAN INVESTMENT ASSOCIATES

PROXY VOTING POLICIES AND PROCEDURES

RESPONSIBILITY TO VOTE PROXIES

C. H. Dean & Associates, Inc. (“Dean”) has assumed the responsibility of voting proxies on behalf of certain clients who have properly delegated such responsibility to Dean (each a “Client and collectively the “Clients”).

Dean is regulated by various state and federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, and the Employee Retirement Income Security Act of 1974 (“ERISA”). The proxy voting policies and procedures described herein are designed to meet the applicable proxy voting standards for both ERISA and non-ERISA Clients. Therefore, these proxy voting policies and procedures apply to all of the Clients.

A copy of the Proxy Voting Policies and Procedures will be retained in Dean’s files. Dean may amend its proxy policies and procedures from time to time without prior notice to its Clients, except as required by law.

Information about how Dean voted with respect to the securities held in the portfolio of a Client is available to the Client upon written request. Any request from a Client for information about how Dean voted with respect to the securities held in the Client’s portfolio and any written response of Dean will be retained in Dean’s files.

Information about how Dean voted with respect to the securities held in the portfolios of its Clients and all documentation related to the proxy voting procedures discussed below will be retained in Dean’s files for a period of five years from the end of the fiscal year during which the last entry was made on such record.

PROXY VOTING POLICY AND PROCEDURES

Consistent with applicable fiduciary standards, Dean will vote proxies with respect to the securities held in a Client’s portfolio unless Dean determines that any benefit that the Client might gain from voting a proxy would be outweighed by the costs associated with voting. In voting such proxies, Dean will act prudently, taking into consideration those factors that may affect the value of the security, and will vote such proxies in a manner that, in its opinion, is in the best interest of the Client.

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CONFLICTS OF INTEREST

There may be occasions where the voting of proxies may present an actual or perceived conflict of interest between Dean and its Clients.

Potential conflict of interest situations include, but are not limited to, the following situations:

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where Dean or an affiliated person of Dean (a “Dean Affiliate”) manages assets, administers employee benefit plans, or provides other financial services or products to a company whose management is soliciting proxies,

•	where Dean or a Dean Affiliate manages assets of a proponent of a proxy proposal or has another business relationship with the proponent,
•	where Dean or a Dean Affiliate has personal or business relationships with participants in a proxy contest or with corporate directors or candidates for corporate directorships, or
•	where Dean or a Dean Affiliate has a personal interest in the outcome of a particular matter before shareholders.

In order to avoid even the appearance of impropriety, if Dean determines that voting a proxy for a Client presents an actual or potential conflict of interest, Dean will disclose the conflict to the Client and obtain the Client’s consent before voting such proxy.

PROXY VOTING PROCEDURES

The Dean Research Department determines the manner in which a proxy will be voted based on review of Management’s recommendation and/or a third-party service provider’s recommendation and analysis.

Where an issue may adversely affect the value of the portfolio security, the portfolio manager determines the manner in which a proxy will be voted.

All determinations are documented in writing and signed and dated by a member of the Dean Research Department.

The Dean Research Department forwards instructions on how to vote a particular proxy to the Dean Operations Department.

The Dean Operations Department monitors the proxy voting process to ensure that proxy materials are provided to, and voting instructions are received from, the Dean Research Department. The Dean Operations Department votes proxies as instructed by the Dean Research Department and transmits such proxies in a timely manner pursuant to the instructions provided in the proxy materials.

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The Dean Operations Department maintains information about the manner in which Dean voted the proxies related to securities held in each Client’s portfolio and provide proxy voting reports to Clients upon request. The Dean Operations Department also maintains all required records related to proxy voting on behalf of the Clients, including but not limited to, copies of proxy materials and internal documentation related to the proxy voting process.

Each Client’s custodian or trustee is responsible for forwarding proxy solicitation material to Dean in a timely manner.

PROXY VOTING GUIDELINES

Dean considers each proposal on its own merits. The following guidelines provide a broad outline of how Dean generally votes with respect to certain types of issues.

A.	Basic Corporate Governance Issues

Dean generally will vote for corporate proposals recommended by management of a company unless the proposal will have a negative impact on the value of the company’s stock.

Dean generally will vote FOR management proposals related to:

•	Annual election of directors
•	Appointment of auditors
•	Reasonable indemnification of management or directors or both
•	Confidentiality of voting
•	Equal access to proxy statements
•	Cumulative voting
•	Declassification of boards
•	Majority of independent directors

Dean generally will vote AGAINST management proposals related to:

•	Removal of directors from office only for cause or by a supermajority vote
•	“Sweeteners” to attract support for proposals
•	Unequal voting rights (“superstock”)
•	Staggered or classified election of directors
•	Limitations on shareholder rights to remove directors, amend by-laws, call special meetings, nominate directors,
•	Actions designed to limit or abolish shareholder rights to act independently such as acting by written consent
•	Voting unmarked proxies in favor of management

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•	Eliminating existing pre-emptive rights

B.	Anti-Takeover Defense and Related Actions

Dean generally will vote AGAINST management sponsored anti-takeover proposals since they tend to reduce shareholders rights.

Dean generally will vote FOR proposals related to:

•	Fair price provisions
•	Certain increases in authorized shares and/or creation of new classes of common or preferred stock
•	Eliminating greenmail provisions
•	Eliminating poison pill provisions
•	Re-evaluating or eliminating existing “shark repellents”

Dean generally will vote AGAINST:

•	Proposals authorizing the company’s board of directors to adopt, amend or repeal by-laws without shareholder approval
•	Proposals authorizing the company’s management or board of directors to buy back shares at premium prices without shareholder approval

C.	Compensation Plans

Dean believes that, in order for companies to recruit, promote and retain competent personnel, companies must provide appropriate and competitive compensation plans. Dean generally will vote FOR management sponsored compensation plans that are reasonable, industry competitive and not unduly burdensome to the company.

Dean generally will vote FOR:

•	Stock option plans and/or stock appreciation right plans
•	Profit incentive plans if the option is priced at 100% fair market value
•	Extension of stock option grants to non-employee directors in lieu of cash compensation if the option is priced at or about the then fair market value
•	Profit sharing, thrift or similar savings plans

Dean generally will vote AGAINST:

•	Stock option plans that permit issuance of loans to management or selected employees with authority to sell stock purchased by the loan without immediate repayment

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•	Stock option plans that are overly generous (below market price or with appreciation rights paying the difference between the option price and the stock price)
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Stock options plans that permit pyramiding or permit the directors to lower the purchase price of outstanding options without a simultaneous and proportionate reduction in the number of shares available

•	Incentive plans that become effective in the event of hostile takeovers or mergers (golden and tin parachutes)
•	Proposals creating an unusually favorable compensation structure in advance of a sale of the company
•	Proposals that fail to link executive compensation to management performance
•	Acceleration of stock options/awards if the majority of the board of directors changes within a two year period
•	Grant of stock options to non-employee directors in lieu of cash compensation at a price below 100% fair market value
•	Adoption of a stock purchase plan at less than 85% of fair market value

D.	Capital Structure and Recapitalization

Dean recognizes that from time to time companies must reorganize their capital structure in order to avail themselves of access to the capital markets or to restructure their financial position. Dean generally will vote FOR such management sponsored reorganization proposals if such proposals will help the company gain better access to the capital markets and attain a better financial position. Dean generally will vote AGAINST such proposals that appear to entrench management and do not provide shareholders with economic value.

Dean generally will vote FOR:

•	Proposals to reincorporate or reorganize into a holding company
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Authorization of additional common or preferred shares to accommodate a stock split or other business purposes not related to anti-takeover measures as long as the increase is not excessive and a valid need has been shown

Dean generally will vote AGAINST:

•	Proposals designed to discourage mergers and acquisitions in advance
•	Proposals to change the company’s state of incorporation to a state less favorable to shareholders interests
•	Reincorporating in another state to implement anti-takeover measures

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